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                                                                   EXHIBIT 10.20


                      SAP PUBLIC SECTOR AND EDUCATION, INC.
                       SOFTWARE END-USER LICENSE AGREEMENT
                                  ("AGREEMENT")

         This Agreement is made effective as of the 13th day of March, 2000, by and between SAP Public Sector and Education, Inc., a Delaware corporation, with offices at The Ronald Reagan Building, International Trade Center, 1300 Pennsylvania Avenue, NW, Suite 500 / North Tower / Gray, Washington, DC 20004 ("SAP"), and Digital Commerce Corporation, a Delaware corporation, with offices at 11180 Sunrise Valley Drive, Reston, Virginia 20191 ("Licensee").

RECITAL

         WHEREAS, SAP desires to grant to Licensee and Licensee desires to accept from SAP, a license to Use (as defined herein) SAP's proprietary Software (as defined herein) upon the terms and conditions hereinafter set forth; NOW, THEREFORE, SAP and Licensee agree as follows:

1.       DEFINITIONS.

         1.1 "Affiliate" means, as to Software licensed hereunder for Licensee's internal Use, an entity located in the Territory in which Licensee owns more than fifty percent of the voting securities. Any such entity shall be considered an Affiliate for only such time as Licensee continues to own such equity interest. "Affiliate" means, as to the B2B Software licensed in accord with Appendix 2 hereto and the Business Document Exchange Service provided in accord with Appendix 3 hereto, an entity located in the Territory in which Licensee owns more than a 30% equity interest and Licensee operates one or more such web-site portal(s) for such Affiliate. Any such entity shall be considered an Affiliate for only such time as Licensee continues to own such equity interest and operates one or more such web-site portal(s).

         1.2 "Business Third Party" means any third party that requires access to the Software in connection with the operation of Licensee's and/or its Affiliates' business including, but not limited to, customers, distributors and suppliers.

         1.3 "Correction Level" means a change in the Software between Versions made generally available to SAP Licensees.

         1.4 "Designated Unit" means each individual computer in which the Software, Third-Party Database Software, and PTS On-Demand Personal Navigation System Software are installed.

         1.5 "Documentation" means SAP's documentation, in any medium, which is customarily delivered to all licensees of the Software, including SAP's manuals, training materials, program listings, data models, flow charts, logic diagrams, functional specifications, instructions, and complete or partial copies of the foregoing.



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         1.6 "Extension" means an addition to the Software which does not require a Modification.

         1.7 "Modification" means a change to the Software which changes the source code.

         1.8 "Non-Productive Use" means Use of the Software, Third-Party Database, and PTS On-Demand Personal Navigation System Software solely for Licensee's or an authorized Affiliate's internal training, testing or developmental work.

         1.9 "Productive Use" means Use of the Software, Third-Party Database, and PTS On-Demand Personal Navigation System Software solely to operate Licensee's or an authorized Affiliate's business.

         1.10 "Program Concepts" means the concepts, techniques, ideas, and know-how embodied and expressed in any computer programs or modules included in the Software, including their structure, sequence, and organization.

         1.11 "Proprietary Information" means: (i) with respect to SAP and SAP AG, the Software and Documentation and any complete or partial copies thereof, the Program Concepts, Third-Party Database Software, any other third-party software licensed with or as part of the Software and benchmark results; and
(ii) information reasonably identifiable as the confidential and proprietary information of SAP or its licensors or Licensee or its licensors excluding, any part of the SAP or Licensee Proprietary Information which: (a) is or becomes publicly available through no act or failure of the receiving party; or (b was or is rightfully acquired by the receiving party from a source other than the disclosing party prior to receipt from the disclosing party, or (c) becomes independently available to the receiving party from a source not known by the receiving party to be obligated to maintain confidentiality; or (d) is required by law to be disclosed.

         1.12 "Release" means each issuance of the Software, excluding third party software, identified by the numeral to the left of the decimal point (e.g., 3.0).

         1.13 "SAP AG" means SAP Aktiengesellschaft, the licensor of the SAP Proprietary Information to SAP.

         1.14 "Software" means (i) all software specified in agreed upon Appendices hereto, developed by or for SAP and/or SAP AG and delivered to Licensee hereunder; (ii) any Releases, Versions, or Correction Levels of the Software as contemplated by this Agreement; and (iii) any complete or partial copies of any of the foregoing.

         1.15 "Territory" means the United States of America and all other countries in which SAP AG and its wholly owned affiliates are located or license the Software, subject to U.S. export control laws. The following are countries in which SAP, as of the Effective Date of this Agreement, is currently prohibited from licensing the Software: Cuba, Iran, Iraq, Libya, North Korea, Syria, and Angola. Further, SAP may from time to time deny the right to license the software in certain


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countries in order to protect SAP's interests in its proprietary rights, but only to the extent all similarly situated customers of SAP are denied such rights.

         1.16 "Third-Party Database Software" means third-party proprietary database software licensed through SAP to Licensee. Third Party Database Software shall not be deemed to include any data entered into the Third Party Database Software.

         1.17 "Use" means to load, execute, access, employ, utilize, store, or display the Software, Modifications and Extensions, Third-Party Database, and PTS On-Demand Personal Navigation System Software.

         1.18 "Named Users" means any combination of users licensed under this Agreement whose name and password have been registered in the Software.

         1.19 "Version" means each issuance of each Release of the Software, excluding third party software, identified by the numeral to the right of the decimal point (3.1).

         1.20 "Transaction Use" means access to or from mySAP.com by any method which results in, or results from mySAP.com business processes. Transaction Use shall not include data which upon input is directly operated on by a Named User or licensed Software Engine as defined in Appendices hereto. "Transaction" means each individual or group of data record(s) associated with a Software business process which is input to or output from the Software.

2.       LICENSE GRANT.

         2.1      Grant of License.

         (a) Subject to this Agreement, SAP grants and Licensee accepts, a non-exclusive, perpetual (unless terminated in accordance with Section 5 herein) license to Use the Software, Documentation, other SAP Proprietary Information, Third-Party Database Software, and PTS On-Demand Personal Navigation Software provided by SAP to Licensee, at specified site(s) within the Territory for Productive and Non-Productive Uses. This license does not permit Licensee to:
(i) Use the Software, Third-Party Database Software, and PTS On-Demand Personal Navigation Software for a service bureau application; or (ii) sublicense or rent the Software, Third-Party Database Software, or PTS On-Demand Personal Navigation Software.

         (b) Licensee agrees to install the Software, Third-Party Database Software, and PTS On-Demand Personal Navigation Software only on Designated Unit(s), intranet server(s) or internet server(s) as identified by Licensee pursuant to this Agreement and which have been previously approved by SAP in writing or otherwise officially made known to the public as appropriate for Use or interoperation with the Software, Third Party Database Software, and PTS On-Demand Personal Navigation Software. The maximum number of Named Users licensed to access the Software, Third Party Database Software, and PTS On-Demand Personal Navigation Software, and the maximum number of Transactions Licensee is authorized to perform on an annual


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basis (or other relevant metric identified in Appendices hereto) shall be specified in Appendices to this Agreement. Licensee may install the Software on an unlimited number of Designated Units, as long as such type of Designated Units have been previously approved by SAP in writing or otherwise officially made known to the public as appropriate for Use or interoperation with the Software, Third Party Database Software, and PTS On-Demand Personal Navigation Software, and as long as Licensee notifies SAP of such Designated Units in accord with Schedule 1 to Appendix 1 and Schedule 1 to Appendix 2 hereto. Licensee shall promptly provide written notice to SAP if the number of Named Users, Transactions or other relevant metric exceeds such maximum numbers.

         (c) Licensee may transfer the Software, Third-Party Database Software, and PTS On-Demand Personal Navigation Software from one Designated Unit to another at no additional license fee, and shall provide written notice to SAP within five business days of such installation. Licensee shall be responsible for the cost of any migration tools, Third-Party Database Software costs, third-party software or additional Software required for the new Designated Unit. The Software, Third-Party Database Software, and PTS On-Demand Personal Navigation Software must be promptly deleted in their entirety from the Designated Unit no longer in use and from each back-up copy for that Designated Unit.

         2.2 Authorization of Affiliates to Use the Software. Affiliates shall be authorized to Use the Software, Third-Party Database Software, and PTS On-Demand Personal Navigation Software; provided that: (i) each Affiliate shall first sign and deliver to SAP its agreement to be bound by the terms herein in the forth of Exhibit A attached hereto; and (ii) such Use shall be subject to the following: (A) Licensee accepts responsibility for the acts or omissions of such Affiliate as if they were Licensee's acts or omissions; (B) Licensee shall indemnify SAP against losses or damages suffered by SAP arising from breach of this Agreement by any such Affiliate as if effected by Licensee; and (C) such Use shall not constitute an unauthorized exportation of any SAP Proprietary Information under U.S. Government laws and regulations; and (D) in no circumstances may those Affiliates in which Licensee owns less than 50% of the voting securities Use the Software to operate or manage such Affiliate's own internal business operations.

         2.3 Authorization of Business Third Parties to Access the Software. Business Third Parties may have access to the Software provided (i) all Business Third Parties accessing the Software through password identification shall be licensed as Named Users; (ii) all other usage or access to the Software by Business Third Parties shall be licensed as Transaction Usage; (iii) Business Third Parties are expressly limited to screen access to the Software; (iv) in no circumstances may Business Third Parties have access to Software source code;
(v) in no circumstances shall Business Third Parties Use the Software to operate or manage the business of such Business Third Parties (vi) such Use shall be subject to the following: (A) Licensee accepts responsibility for the acts or omissions of such Business Third Parties as if they were Licensee's acts or omissions; (B) Licensee shall indemnify SAP against losses or damages suffered by SAP arising from breach of this Agreement by any such Business Third Party as if effected by Licensee; and (C) such Use shall not constitute an unauthorized exportation of any SAP Proprietary Information under U.S. Government laws and regulations.



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         2.4 Audit Right. During normal business hours SAP, or its authorized representative or licensors, shall have the right upon reasonable advance notice to audit and inspect, in a manner that does not unreasonably interfere with Licensee's or its Affiliate's business operations, Licensee's or any Affiliate's utilization of the Software, Documentation, other SAP Proprietary Information, Third-Party Database Software, or PTS On-Demand Personal Navigation Software in order to verify compliance with the terms of this Agreement. If SAP Proprietary Information is given to Business Third Parties pursuant to this Agreement, Licensee shall secure the right for SAP to audit such Business Third Party as specified in this Section. Upon SAP's reasonable request, Licensee shall deliver to SAP a report, as defined by SAP, evidencing Licensee's usage of the Software licensed under this Agreement.

         2.5 Archival Copy; Restriction on Copies; Legends to be Reproduced.

         (a) Licensee may make one copy of the Software, Third Party Database Software, and PTS On-Demand Personal Navigation Software for archival purposes and such number of backup copies of the Software, Third Party Database Software, and PTS On-Demand Personal Navigation Software as are consistent with Licensee's normal periodic backup procedures. Licensee shall maintain a log of the number and location of all originals and copies of the Software, Third Party Database Software, and PTS On-Demand Personal Navigation Software.

         (b) Licensee may reproduce or copy any portion of the Documentation into machine-readable or printed form for its internal use and only as required to exercise its rights hereunder.

         (c) Licensee shall include SAP's and its licensors' copyright, trademark, service mark, and other proprietary notices on any complete or partial copies of the Software, Documentation, Third-Party Database Software, SAP Proprietary Information, or PTS On-Demand Personal Navigation Software in the same form and location as the notice appears on the original work. Licensee shall not remove SAP's or its licensors' copyright, trademark, service mark, and other proprietary notices on any complete or partial copies of the Software, Documentation, Third-Party Database Software, or PTS On-Demand Personal Navigation Software. The inclusion of a copyright notice on any portion of the Software, Documentation, Third-Party Database Software, SAP Proprietary Information, or PTS On-Demand Personal Navigation Software shall not cause or be construed to cause it to be a published work.

         2.6 License for Third-Party Database Software. The Software requires a third-party database which may be licensed through SAP or directly from a third-party database licensor approved by SAP. In the event Licensee obtains a license directly from a third-party database licensor, any restrictions imposed on Licensee directly by such third-party database licensor shall apply. Except as set forth in the immediately following sentence, SAP makes no representations or warranties as to the Third-Party Database Software or its operation. SAP represents that, as of the Effective Date of the Agreement, the Software is compatible with the Third Party Database Software and that SAP has all rights from its licensors necessary to license, in accordance with the terms of this Agreement, such Third Party Database Software to Licensee.


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3.       DELIVERY. The licensed Software in machine-readable format, and the
Documentation, shall be delivered as specified in Appendices hereto ("Delivery"). Licensee shall be responsible for installation of the Software. Upon Licensee's request, SAP will install the Software, subject to agreement as to applicable terms and conditions, including fees.

4.       PRICE AND PAYMENT.

         4.1 License Fees. Licensee shall pay to SAP license fees for the Software on such terms as set forth in Appendices hereto ("License Fees"). Fees for Maintenance ("Maintenance Fees") shall be paid as set forth in Appendices hereto. Any fees, other than reasonably disputed fees, Licensee does not pay when due shall accrue interest at the rate of 18% per annum, but not to exceed the maximum amount as allowed by law. In the event SAP institutes a collection procedure and SAP is the prevailing party in such procedure, Licensee also agrees to pay SAP all reasonable costs and expenses of collection, including attorneys' fees.

         4.2 Taxes. License and Maintenance Fees and other charges described in this Agreement and its Appendices, or in SAP's most recent List of Prices and Conditions, do not include federal, state or kcal sales, use, property, excise, service, or similar taxes ("Tax(es)") now or hereafter levied; all of which shall be for Licensee's account. With respect to state/local sales tax, direct pay permits or a valid tax-exempt certificate must be provided to SAP prior to the execution of this Agreement. If SAP is required to pay Taxes (excepting taxes on SAP's income or franchise taxes), SAP shall invoice Licensee for such Taxes. Licensee hereby agrees to indemnify SAP for and hold it harmless from any Taxes (excluding taxes on SAP's income or franchise taxes) and related costs, interest and penalties paid or payable by SAP in connection with this Agreement, provided Licensee will not be required to indemnify SAP or hold SAP harmless from any interest or penalties except to the extent such interest or penalties arise out of or are attributable to Licensee's failure to promptly pay Taxes promptly invoiced that are payable by Licensee under this Agreement.

5.       TERM AND TERMINATION.

         5.1 Term. This Agreement and the license granted hereunder shall become effective as of the date first set forth above and shall continue in effect thereafter unless terminated under Section 5.2.

         5.2 Termination. This Agreement and the licenses granted hereunder shall terminate upon the earliest to occur of the following: (i) thirty days after Licensee gives SAP written notice of Licensee's desire to terminate this Agreement, for any reason, but only after payment of all License and Maintenance Fees then due and owing; (ii) thirty days after SAP gives Licensee notice of Licensee's material breach of any provision of the Agreement (other than Licensee's breach of its obligations under Section 6), including more than thirty days delinquency in Licensee's payment of any money due hereunder, unless Licensee has cured such breach during such thirty day period; (iii) ten days after SAP gives Licensee notice of Licensee's material breach of Section 6; and
(iv) immediately if Licensee files for bankruptcy, becomes insolvent, or makes an assignment for the benefit of creditors.


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         5.3 Effect of Termination. Upon any termination of this Agreement:
Sections 2.4, 4, 5.3, 5.4, 6, 7.3, 8, 9, 11.5, 11.6 and 11.7 shall survive such termination; Licensee's rights under Section 2 shall immediately cease; and SAP and Licensee each shall promptly perform its obligations under Section 5.4. In the event of any termination hereunder, Licensee shall not be entitled to any refund of any payments made by Licensee.

         5.4 Duties Upon Termination. Upon any termination hereunder, Licensee and its authorized Affiliates shall immediately cease Use of all SAP Proprietary Information and shall irretrievably delete and/or remove such items from all computer hardware and storage media. Within thirty days after any termination, Licensee shall deliver to SAP at Licensee's expense (adequately packaged and insured for safe delivery) or destroy all copies of the SAP Proprietary Information in every form. Licensee agrees an officer of Licensee's organization shall certify in writing to SAP that it and each of its authorized Affiliates has performed the foregoing. Within thirty days after any termination, SAP shall return the Licensee Proprietary Information to Licensee.

6.       PROPRIETARY RIGHTS.

         6.1 SAP Proprietary Information.

         (a) Licensee acknowledges that ownership of and tittle in and to all intellectual property rights, including patent, trademark, service mark, copyright, and trade secret rights, in the SAP Proprietary Information are and shall remain in SAP and its licensors. Licensee acquires only the right to Use the SAP Proprietary Information and does not acquire any ownership rights or title in or to the SAP Proprietary Information and that of SAP's licensors.

         SAP acknowledges that ownership of and title in and to all intellectual property rights, including patent, trademark, service mark, copyright, and trade secret rights, in the Licensee Proprietary Information are and shall remain in Licensee and its licensors.

         (b) Licensee shall not copy, translate, disassemble, or decompile, nor create or attempt to create, by reverse engineering or otherwise, the source code from the object code of the Software. In the event source code is provided to Licensee, SAP, in its sole discretion, reserves the right to delete, or to require the deletion of, such source code and all copies thereof in Licensee's possession or control whenever a future Release, Version, or Correction Level provides for like functionality in an object code format.

         (c) Subject to Section 6.3(b), all Modifications and Extensions to the Software and Documentation shall be considered part of the Software and Documentation for purposes of this Section 6.

         6.2 Protection of Proprietary Information. In order to protect the rights of SAP and its licensors and Licensee in their respective Proprietary Information, SAP and Licensee agree to take all reasonable steps and the same protective precautions to protect the Proprietary Information of the


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other party from disclosure to third parties as with its own proprietary and confidential information. Except as expressly authorized by this Agreement, neither party shall, without the other party's prior written consent, disclose, provide, or make available any of the Proprietary Information of the other party in any form to any person, except to its bona fide employees, officers, directors, or third parties whose access is necessary to enable the disclosing party to exercise its rights hereunder. Each party agrees that prior to disclosing any Proprietary Information of the other party to any third party, it will obtain from that third party a written acknowledgment that such third party will be bound by the same terms as specified in this Section 6 with respect to the Proprietary Information and naming the other party as a third party beneficiary. Use by a party of the other party's Proprietary Information shall in any event be solely for the purposes of this Agreement.

         6.3 Modifications and Extensions.

         (a) Licensee may make Modifications and Extensions to the Software, other than third party software, for Use on the Designated Unit(s) under the terms set forth in this section. Licensee shall register all Modifications to the Software with SAP prior to making such Modifications. Licensee agrees to insert in all copies of the Software as modified all copyright, trade secret, or other notices thereon or therein as SAP may from time to time direct.

         (b) In the event Licensee without SAP's participation develops any Modification or Extension (hereinafter referred to as "Licensee Extension" or "Licensee Modification") to the Software, Licensee shall have all rights, title, and interest in such Licensee Modification or Licensee Extension subject to SAP's rights in the Software. Licensee agrees to offer SAP the first right to negotiate a license to or assignment of such Licensee Modification or Licensee Extension and the parties agree to negotiate such rights in good faith. Licensee agrees that prior to SAP's termination or waiver of its first right to negotiate, such Licensee Modification or Licensee Extension will be used solely in connection with the business operations of Licensee and its Affiliates, and that such Licensee Modification or Licensee Extension will not be marketed, licensed or sublicensed, sold, assigned, or otherwise transferred or made available to any third party or other entity.

         All notices concerning the SAP's first right to negotiate shall be provided in writing to the attention of SAP's Vice President, Solutions and Partner Support, Assistant General Counsel, and the Licensee's Chief Financial Officer. Should Licensee desire to initiate such negotiation, Licensee shall provide to SAP all documentation and material pertaining to such Licensee Modification or Licensee Extension reasonably necessary to permit SAP to determine if it desires to exercise its right to negotiate. SAP shall advise Licensee of its decision in writing within one hundred and eighty (180) days after receipt of all such information. In the event SAP declines, in writing, or fails to exercise its right to negotiate, within the one hundred and eighty
(180) day period, Licensee shall be free to enter into an Agreement with a third party. Licensee agrees that prior to the passing of one hundred and eighty (180) days or SAP's waiver of its first right to negotiate, such Licensee Modification or Licensee Extension will be used solely in connection with the business operations of Licensee and its Affiliates, and that such Licensee Modification or Licensee Extension will not be marketed, licensed, or sublicensed, sold, assigned, or otherwise transferred or made available to any third party.


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         (c) In the event SAP develops either independently, or jointly with
Licensee, any Modification or Extension to the licensed Software, such Modification or Extensions and all rights associated therewith will be the exclusive property of SAP and SAP AG, and Licensee will not grant, either expressly or impliedly, any rights, title, interest, or licenses to such Modifications or Extensions to any third party. Licensee shall be entitled to Use such Modifications and Extensions developed for or with Licensee on the Designated Unit(s) under the terms set forth in this Agreement. Licensee agrees to assign all right, title and interest in and to jointly developed Modifications and Extensions to SAP. Licensee agrees to execute, acknowledge and deliver to SAP all documents and do all things necessary, at SAP's expense, to enable SAP to obtain and secure such Modifications or Extensions throughout the world. Licensee agrees to secure the necessary rights and obligations from relevant employees, or third parties in order to satisfy the above obligations.

         (d) The parties hereto agree that the granting of any rights, title, or interest to Licensee in any Modification or Extension shall not be construed by the parties hereto, any court of law or equity, or any arbitration panel to mean that SAP has granted or given up any rights, title, or interest in or to the SAP Proprietary Information.

7.       PERFORMANCE WARRANTY.

         7.1 Warranty Period; Warranty. SAP warrants that the Software will in all material respects conform to the functional specifications contained in the Documentation for six months following Delivery (the "Warranty Period") when Used without material alteration on the Designated Unit(s). SAP's warranty is subject to Licensee providing SAP necessary access, including remote access, to the Software. Licensee shall provide SAP with sufficient test time and support on Licensee's Designated Unit(s) to correct any reported defect.

         7.2 Scope of Warranty.

         (a) The warranty set forth in this Section 7 shall not apply: (i) if the Software is not used in accordance with the Documentation; or (ii) to any Extensions or Modifications; or (iii) if the defect is caused by: a Modification or Extension, Licensee, or a third-party software malfunction.

         (b) SAP does not warrant that the Software will operate uninterrupted or that it will be free from minor defects or errors which do not materially affect such performance or that the applications contained in the Software are designed to meet all of Licensee's or its authorized Affiliates' business requirements.

         7.3 Express Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, SAP AND ITS LICENSORS DISCLAIM, WITH RESPECT TO THIS AGREEMENT, ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EXCEPT TO THE EXTENT THAT ANY WARRANTIES IMPLIED BY LAW CANNOT BE VALIDLY WAIVED.



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8.       INDEMNIFICATION.

         8.1 SAP Representation. SAP represents that its licensors own the Proprietary Information licensed by SAP hereunder, including all intellectual property rights therein, and that SAP has all rights necessary to license, in accordance with the terms of this Agreement, such Proprietary Information to Licensee, and to otherwise perform its obligations under this Agreement.

         8.2 No Representation Regarding Combination Use. SAP and its licensors make no representation with respect to the possibility of infringement by Combination Use of the Software. The parties agree that SAP has no duty to investigate nor to warn Licensee of any such possibility. "Combination Use" means Use of the Software in conjunction with any of the following, unless such Use is prescribed in the Documentation: (i) any software other than the Software and Third Party Database Software; (ii) any apparatus other than a Designated Unit; and/or (iii) any activities of Licensee or its authorized Affiliates not licensed under this Agreement.

         8.3 Indemnification of Licensee. Except for Combination Use, SAP shall indemnify Licensee against all claims, liabilities, and costs, including reasonable attorneys' fees, reasonably incurred in connection with any claim brought against Licensee in the Territory by third parties alleging that Licensee's Use of the Software, Documentation and other SAP Proprietary Information, excluding the Third Party Database Software and PTS On-Demand Personal Navigation Software, and any other third party software that may be licensed, infringes, misappropriates or creates, as applicable: (i) any United States, Canadian, German or European Union patent; or (ii) a copyright; or (iii) trade secret rights; or (iv) a trademark; or (v) unfair competition, provided that, Licensee promptly notifies SAP in writing of any such claim and SAP is permitted to control fully the defense, unless there is a conflict between SAP's and Licensee's interests wherein Licensee shall have the ability to control its own defense, and any settlement of such claim as long as such settlement shall not include a financial obligation on Licensee. Licensee's failure to provide the aforementioned prompt notice shall not excuse SAP's obligations to indemnify Licensee hereunder unless such failure prejudices SAP's ability to indemnify Licensee in accord with this Section 8. Licensee shall cooperate fully, at SAP's expense, in the defense of such claim, and may appear, at its own expense, through counsel reasonably acceptable to SAP, unless there is a conflict between SAP's and Licensee's interests wherein Licensee shall have the ability to control its own defense, at SAP's expense. SAP may, in its sole discretion, settle any such claim on a basis requiring SAP to (i) substitute for the Software or Documentation or other SAP Proprietary Information, excluding the Third Party Database Software, PTS On-Demand Personal Navigation Software, and any other third party software that may be licensed, alternative substantially equivalent non-infringing programs and supporting documentation; or (ii) obtain the right for continued use of the Software or Documentation or other SAP Proprietary Information, excluding the Third Party Database Software, PTS On-Demand Personal Navigation Software, and any other third party software that may be licensed, that is the subject of the claim; or (iii) modify the infringing Software or Documentation or other SAP Proprietary Information, excluding the Third Party Database Software, PTS On-Demand Personal Navigation Software, and any other third party software that may be licensed, to avoid the claimed infringement, while maintaining at least equivalent functionality.



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         In the event that any preliminary injunction, temporary restraining order or final injunction shall be obtained in the Territory restricting Licensee's Use of the Software or Documentation or other SAP Proprietary Information, excluding the Third Party Database Software, PTS On-Demand Personal Navigation Software, and any other third party software that may be licensed, SAP shall, at its sole option, either:

         (a) obtain the right for continued use of the Infringing Software or Documentation or other SAP Proprietary Information, excluding the Third Party Database Software, PTS On-Demand Personal Navigation Software, and any other third party software that may be licensed; or

         (b) modify the infringing Software or Documentation or other SAP Proprietary Information, excluding the Third Party Database Software, PTS On-Demand Personal Navigation Software, and any other third party software that may be licensed to avoid such infringement while obtaining at least equivalent functionality; or

         (c) substitute for the Software or Documentation or other SAP Proprietary Information, excluding the Third Party Database Software, PTS On-Demand Personal Navigation Software, and any other third party software that may be licensed alternative equivalent software and supporting documentation; or

         (d) after using best efforts to provide (a), (b), or (c) above, provide a refund to Licensee of paid license fees for that part of the Software or Documentation or other SAP Proprietary Information, excluding the Third Party Database Software, PTS On-Demand Personal Navigation Software, and any other third party software that may be licensed under claim of infringement, (unless such part is a major integral function of the Software, in which case a full refund of paid license fees would be reimbursable). All such refunds shall be depreciated on a five (5) year straight line basis.

         8.4 SAP's Right to Commence Infringement Actions. SAP alone shall be responsible for taking such actions which it determines are reasonably necessary or desirable in its sole discretion in connection with any infringement or alleged infringement by a third party of any portion of the Software and Documentation. Licensee shall not undertake any action in response to any infringement or alleged infringement of the Software and Documentation without the prior written consent of SAP, which consent shall not be unreasonably withheld. Licensee agrees to cooperate with and assist SAP, at SAP's expense, by taking whatever action which SAP determines to be reasonably necessary or desirable in connection with such defense. SAP agrees to reimburse Licensee for reasonable legal fees and other expenses incurred in connection with any such claim, suit, damage, or loss.

         8.5 SAP's Duty to Indemnify Licensee. THE PROVISIONS OF THIS SECTION 8 STATE THE SOLE, EXCLUSIVE, AND ENTIRE LIABILITY OF SAP AND ITS LICENSORS TO LICENSEE, AND IS LICENSEE'S SOLE REMEDY, WITH RESPECT TO THE INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.



SAP CONFIDENTIAL                       11

9.       LIMITATIONS OF LIABILITY.

         9.1 Licensee's Remedies. Licensee's sole and exclusive remedies for any damages or loss in any way connected with the failure of the Software or services furnished by SAP and its licensors to conform in all material respects with the Documentation, whether due to SAP'S negligence or breach of any other duty, shall be, at SAP's option: (i) to bring the performance of the Software into substantial compliance with the functional specifications; (ii) re-performance of services; or if (i) or (ii) are not commercially reasonable options, (iii) return of an appropriate portion of any payment made by Licensee with respect to the applicable portion of the Software or services.

         9.2 SAP Not Responsible. SAP will not be responsible under this Agreement for: (i) any alteration of the Software to fit the particular requirements of Licensee; or (ii) the correction of any defects resulting from Modifications or Extensions or as a result of misuse of the Software by Licensee; or (iii) preparation or conversion of data into the form required for use with the Software or (iv) ensuring the security of Licensee's networked installation of the Software. THE SOFTWARE IS NOT SPECIFICALLY DEVELOPED OR LICENSED HEREUNDER FOR USE IN ANY DIRECT AND ACTIVE OPERATIONS OF ANY EQUIPMENT IN ANY NUCLEAR, AVIATION, MASS TRANSIT, OR MEDICAL APPLICATIONS, OR IN ANY OTHER INHERENTLY DANGEROUS APPLICATIONS. THE PARTIES HERETO AGREE THAT USE OF THE SOFTWARE AND THIRD-PARTY SOFTWARE FOR FINANCIAL APPLICATION PURPOSES OR SUCH OTHER ADMINISTRATIVE PURPOSES SHALL NOT BE DEEMED INHERENTLY DANGEROUS APPLICATIONS IF SUCH USE DOES NOT AFFECT THE OPERATIONS OR MAINTENANCE OF SUCH EQUIPMENT. SAP AND ITS LICENSORS SHALL NOT BE LIABLE FOR ANY CLAIMS OR DAMAGES ARISING FROM INHERENTLY DANGEROUS USE OF THE SOFTWARE AND/OR THIRD-PARTY SOFTWARE LICENSED HEREUNDER.

         9.3 Limitation of Liability. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, EXCEPT FOR DAMAGES RESULTING FROM UNAUTHORIZED USE OR DISCLOSURE OF THE PROPRIETARY INFORMATION, UNDER NO CIRCUMSTANCES SHALL SAP, ITS LICENSORS OR LICENSEE BE LIABLE TO EACH OTHER OR ANY OTHER PERSON OR ENTITY FOR AN AMOUNT OF DAMAGES IN EXCESS OF THE PAID LICENSE FEES (EXCEPT FOR SAP'S INDEMNITY OBLIGATIONS PURSUANT TO SECTION 8, BUT ONLY IN RELATION TO CLAIMS IN THE UNITED STATES BASED ON INFRINGEMENT OR MISAPPROPRIATION OF A UNITED STATES PATENT, COPYRIGHT, TRADE SECRET RIGHT, TRADEMARK OR CLAIM OF UNFAIR COMPETITION) OR BE LIABLE IN ANY AMOUNT FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOOD WILL OR BUSINESS PROFITS, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR EXEMPLARY OR PUNITIVE DAMAGES. The provisions of the Agreement allocate the risks between SAP and Licensee. The License Fees reflect this allocation of risk and the limitations of liability herein.

         9.4 Severability of Actions. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, OR EXCLUSION OF


SAP CONFIDENTIAL                           12

DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.

10.      ASSIGNMENT.

         Licensee may not, without SAP's prior written consent, assign, delegate, sublicense, pledge, or otherwise transfer this Agreement, except as specifically authorized in Section 2.2 of this Agreement, or any of its rights or obligations under this Agreement, or the SAP Proprietary Information, to any party, including any Affiliate. Any permitted assignment of this Agreement shall provide that the provisions of this Agreement shall continue in full force and effect and that Licensee shall guaranty the performance of its assignee and shall remain liable for all obligations hereunder. SAP may assign this Agreement to SAP America, Inc. or SAP AG. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         Notwithstanding the foregoing, Licensee shall have the right to assign this Agreement (excluding all third-party software) to any entity which acquires all or substantially all of Licensee's operating assets, or, in the event Licensee is merged or reorganized pursuant to any plan of merger or reorganization, subject to the condition that Licensee provides SAP with: (1) a statement, signed on behalf of the Assignee, that such Assignee agrees to abide by the terms of this Agreement; (2) evidence, satisfactory to SAP, of such Assignee's corporate authority to enter into this Agreement; and (3) financial information showing that such Assignee has a minimum net worth, sufficient in SAP'S reasonable judgment, to allow Assignee to perform its obligations under this Agreement.

11.      GENERAL PROVISIONS.

         11.1 Rights to Injunctive Relief. Both parties acknowledge that remedies at law may be inadequate to provide SAP or Licensee with full compensation in the event of Licensee's material breach of Sections 2, 6, 10 or 11.5, or SAP's material breach of Section 6 with respect to Licensee Proprietary Information, and that the non-breaching party shall therefore be entitled to seek injunctive relief in the event of any such material breach.

         11.2 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, it will be deemed to be modified to the minimum extent necessary to be valid and enforceable. If it cannot be so modified, it will be deleted and the deletion will not affect the validity or enforceability of any other provision unless, as a result, the rights of either party are materially diminished or the obligations and burdens of either party are materially increased so as to be unjust or inequitable.

         11.3 No Waiver. If either party should waive any breach of any provision of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision hereof.


SAP CONFIDENTIAL                       13

         11.4 Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and which shall together constitute one Agreement.

         11.5 Export Control Notice. Regardless of any disclosure made by Licensee to SAP of an ultimate destination of the Software, Documentation, Third-Party Database Software, and other provided SAP Proprietary Information Licensee acknowledges that the Software, Documentation, Proprietary Information, and the Third-Party Database Software are being released or transferred to Licensee in the United States and are therefore subject to the U.S. export control laws. Licensee acknowledges its exclusive obligation to ensure that its exports from the United States are in compliance with the U.S. export control laws. Licensee shall also be responsible for complying with all applicable governmental regulations of any foreign countries with respect to the use of the Proprietary Information by its Affiliates outside of the United States. Licensee agrees that it will not submit the Software to any government agency for licensing consideration or other regulatory approval without the prior written consent of SAP. Licensee shall defend, indemnify, and hold SAP and is licensors harmless from and against any and all claims, judgments, awards, and costs (including reasonable legal fees) arising out of Licensee's noncompliance with applicable U.S. or foreign law with respect to the use or transfer of the SAP Proprietary Information outside the United States by Licensee and its Affiliates.

         11.6 Confidential Terms and Conditions. Licensee shall not disclose the terms and conditions of this Agreement, except as required by law including without limitation applicable securities laws, and the pricing contained therein to any third-party. Neither party shall use the name of the other party in publicity, advertising, or similar activity, without the prior written consent of the other, except that both parties consent to the other's inclusion of its name in customer or provider listings, as appropriate, which may be published as part of a party's marketing efforts.

         11.7 Governing Law. This Agreement shall be governed by and construed under the Commonwealth of Virginia law without reference to its conflicts of law principles. In the event of any conflicts between foreign law, rules, and regulations, and United States of America law, rules, and regulations, United States of America law, rules, and regulations shall prevail and govern. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this agreement.

         11.8 Escrow of Source Code.

         1. SAP warrants that the source code for the Software, together with related Documentation as it is or becomes available, has been deposited in an escrow account maintained at Data Securities International Inc., Burlington, MA (the "Escrow Agent"), pursuant to an agreement between the Escrow Agent and SAP (the "Escrow Agreement").

         2. SAP will from time to time deposit into the escrow account copies of source code for Releases and Versions of the Software and related Documentation.


SAP CONFIDENTIAL                       14

         3. SAP or SAP's trustee in bankruptcy shall authorize the Escrow Agent to make and release a copy of the applicable deposited materials to Licensee upon the occurrence of any of the following events:

         (a) The existence of any one or more of the following circumstances, uncorrected for more than thirty (30) days: entry of an order for relief under Title 11 of the United States Code; the making by SAP of a general assignment for the benefit of creditors; the appointment of a general receiver or trustee in bankruptcy of SAP's business or property; or action by SAP under any state insolvency or similar law for the purpose of its bankruptcy, reorganization, or liquidation; unless within the specified thirty (30) day period, SAP (including its receiver or trustee in bankruptcy) provides to Licensee adequate assurances, reasonably acceptable to Licensee, of its continuing ability and willingness to fulfill its maintenance obligations under this Agreement;

         (b) SAP has ceased its on-going business operations or that portion of its business operations relating to the sale, licensing and maintenance of the Software; or

         (c) Failure of SAP to carry out the material maintenance obligations, by termination of maintenance services by SAP or otherwise, imposed on it pursuant to this Agreement after reasonable opportunity has been provided to SAP America, Inc. and SAP AG to perform such obligations.

         4. In no event shall Licensee have the right to access the applicable deposited materials if SAP America, Inc. or SAP AG perform SAP's maintenance obligations under this Agreement.

         5. In the event of release under this Agreement, Licensee agrees that it will treat and preserve the deposited materials as a trade secret of SAP AG in accordance with the same precautions adopted by Licensee to safeguard its own trade secrets against unauthorized use and disclosure and in all cases at least with a reasonable degree of care. Release under this provision shall not extend Licensee any greater rights or lesser obligations than are otherwise provided or Imposed under this Agreement. This provision shall survive any termination of this Agreement.

         11.9 Notices. All notices or reports which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed duly given when delivered to the respective executive offices of SAP and Licensee at the addresses first set forth above.

         11.10 Force Majeure. Any delay or nonperformance of any provision of this Agreement (other than for the payment of amounts due hereunder) caused by conditions beyond the reasonable control of the performing party shall not constitute a breach of this Agreement, and the time for performance of such provision, if any, shall be deemed to be extended for a period equal to the duration of the conditions preventing performance.

         11.11 Account Management. SAP shall assign the following individuals as SAP representatives for escalation of any licensing or Maintenance related issues:


SAP CONFIDENTIAL                       15

         Senior Management Representative            Account Executive
         Barbara Rivera                              Kurt Grotenhuis
         Vice President, Field Operations            612-359-5078
         Tel. (610) 661-5103

The above named individuals may be changed upon notice to Licensee.

         11.12 Entire Agreement. This Agreement and each Appendix hereto constitute the complete and exclusive statement of the agreement between SAP and Licensee with respect to the subject matter hereof, and all previous representations, discussions, and writings regarding such subject matter are merged in, and superseded by, this Agreement. This Agreement may be modified only by a writing signed by both parties. This Agreement and each Appendix hereto shall prevail over any additional, conflicting, or inconsistent terns and conditions which may appear on any purchase order or other document furnished by Licensee to SAP.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement to become effective as of the date first above written.

DIGITAL COMMERCE CORPORATION

By: /s/ William Seippel
   ------------------------------------
Title:  Chief Financial Officer
      ---------------------------------

SAP PUBLIC SECTOR AND EDUCATION, INC.

By: /s/ Robert M. Salvucci
   ------------------------------------
Title:  President
      ---------------------------------



SAP CONFIDENTIAL                       16